Exhibit 10.3

Aspen Technology, Inc.
FY17 Executive Bonus Plan

For

[Name]

I.	Purpose

The purpose of the Executive Bonus Plan is to motivate and reward eligible participants for achieving Aspen Technology, Inc.’s financial and operational objectives.

II.	Effective Period of Plan

The Plan shall be effective on July 1, 2016 and shall continue through the Plan Year.

III.	Definitions
Bonus Plan Metrics means the objectives set by the Board of Directors against which Plan achievement is measured.
Bonus Pool means the funds available for distribution to participants.
Bonus Target means the bonus potential at 100% Bonus Plan Metric achievement.
Company means Aspen Technology, Inc. and its subsidiaries.
Employee in Good Standing means an employee rated as a “Core Contributor” or higher for the Plan Year and who is not subject to a corrective performance action (e.g. performance improvement plan or performance warning, termination for cause) as of or at any time after the last business day of the applicable Plan assessment period (mid-year or year-end).
Participant means an employee who is a designated Executive whose position is determined by Aspen Technology to have significant impact on the operating results of the Company. For avoidance of doubt, contractors and/or consultants are not Participants.
Plan means this Executive Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.
Plan Year means July 1, 2016 through June 30, 2017.

IV.	Bonus Plan Metrics, Targets and Weights
Plan metrics, targets and weights are approved by the Board of Directors. FY17 plan metrics and weights are:

FY17 Bonus Plan Metric	Weight
Growth in Annual Spend (GAS)	50%
Non-GAAP Corporate Operating Income	25%
Free Cash Flow	25%

V.	Bonus Pool Funding
The Bonus Pool is funded through the achievement of Bonus Plan Metrics. Each metric is measured and funded independently according to the following table:

Bonus Plan Metric Actual Achievement	Bonus Plan Metric Funding Level Based on Actual Achievement
< 70% of Target	0%
70% of Target	50%
80% of Target	70%
90% of Target	90%
100% of Target	100%
A minimum Bonus Plan metric achievement of 70% is required to fund each metric. The funding level ratio is 2:1 for performance between 70% and 89%. The ratio is 1:1 for performance between 90% and 100%. There is no additional funding for Bonus Plan Metric achievement above 100%.

VI.	Bonus Payment(s)
Bonus payments (if any) are paid on a semi-annual basis. There is a mid-year payment and year-end payment opportunity. Bonus payments (if any) are typically made within 90 days of the end of the respective performance periods, consistent with local payroll schedules and requirements. Payments under this Plan are subject to all applicable taxes and withholdings.
The mid-year payment is based on the Company’s mid-year performance against mid-year Bonus Plan Metrics and will not exceed 25% of the annual bonus target.
The year-end payment is based on the Company’s total annual performance against Bonus Plan Metrics, less any mid-year payment received.
Should the mid-year bonus earned be less than the targeted 25% of bonus potential, the unrealized difference (up to the 25% mid-year potential) can be made up at year-end based on achievement against annual Bonus Plan Metrics.

VII.	Discretionary Variation
In addition to awards based on the performance metrics established herein and notwithstanding any limitations (including caps) set forth elsewhere herein, the Compensation Committee of the Board of Directors may authorize discretionary awards to eligible Participants in such amounts as the Committee determines are appropriate and in the best interests of the Company.
In addition, the CEO (in the case of his direct reports) and the Compensation Committee (in the case of the CEO) may reduce any award otherwise payable hereunder by up to 10 percent in his or its discretion to any of said direct reports or to the CEO, as the case may be.

VIII.	Eligibility/Changes in Status
Eligibility for the Plan does not guarantee payment of an award and does not guarantee continuation of employment. If employment ends prior to the end of the performance period any payment eligibility is subject to the Executive Retention Agreement then in force. Should an Executive voluntarily resign after the completion of the performance period, he/she is eligible to receive the earned bonus in accordance with the plan.
Participants must be Employees in Good Standing and meet all eligibility criteria to receive payments under the Plan.
Participants hired between July 1 and September 30 and who are Employees in Good Standing on and after December 31 are eligible for a mid-year payment. Participants hired before April 1 and who are Employees in Good Standing on and after June 30 are eligible for a pro-rated payment in the second half of the Plan Year.
Payments in respect of new hires, promotions, transfers and other job changes will be adjusted on a prorated basis from the effective date of the hire, promotion, transfer or change, as the case may be, to reflect any associated change in base salary. Proration is calculated on the basis of 12 months in a year, such that a Participant must be in the new job for 15 or more days of a month to receive the related adjustment.
Payments, if any for Participants on disability or leave of absence of more than 30 days will be prorated.

IX.	Miscellaneous
Administration of this Plan will be the responsibility of the CEO and the Compensation Committee of the Board of Directors. Any interpretation of the terms, conditions, goals, or payments from this Plan required because of a dispute will be made by the Chief Executive Officer and the Compensation Committee in the case of a dispute relating to employees other than the CEO, and by the Compensation Committee in the case of a dispute relating to the CEO.
If any term or condition of this Plan is found to contravene applicable law, that term or condition will be interpreted such that it comports with applicable law to the extent possible.
Eligibility and participation in this Plan in no way implies or reflects any guarantee or contract of employment, nor does eligibility for bonus in this current year constitute eligibility in future year(s), except as may be stipulated by applicable law.
The Company, through the Compensation Committee of the Board, reserves the right to modify or terminate this Plan and the procedures set forth herein at any time.
A Participant who believes there is an error in his/her bonus calculation must notify his/her manager within 30 days of a bonus payment date; otherwise, the payment or non-payment to that Participant will be deemed correct.

Appendix A

Employee’s Name:	Manager’s Name:	Organization:	Date Prepared:

FY17 Compensation	Base Salary: $XXX	Bonus Target: $XXX	OTE: $XXX

Employee Signature: _______________________________________        Date: _____________

Manager Signature: ______________________________________        Date: _____________